Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770 (o)
917-692-0000 (m)

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH HEWLETT PACKARD

New York, New York - July 27, 2021- Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that it has agreed to settle its patent litigation against Hewlett-Packard Company and Hewlett-Packard Enterprise Company (collectively, “HP”) pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent (U.S. Patent No. 6,218,930). Under the terms of the settlement agreement, Hewlett-Packard Enterprise Company has agreed to pay Network-1 $17,000,000 in full settlement of the litigation and HP will receive a fully paid license and release to the Remote Power Patent for its full term (which expired on March 7, 2020), which applies to sales of Power over Ethernet ("PoE") products by HP and its wholly owned subsidiary Aruba Networks, Inc.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-five (85) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its intellectual property assets. Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $170,000,000 from May 2007 through March 31, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2021 with respect to its Mirror Worlds Patent Portfolio.